MG SMALLCap Fund - 10f3
Transactions - Q4 1999
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				Security Purchased			Comparison Security		Comparison Security
Issuer			PlanetRX.com Inc.				Barnesandnoble.com		eToys Inc.

Underwriters		Goldman, BancBoston 			n/a					n/a
				Robertson Stephens, Hambrecht
				& Quist, Wm. Blair, Bear
				Stearns, CIBC World Markets,
				DBSI, Gruntal & Co., Edward
				D. Jones, C.L. King & Assoc,
				Merril Lynch, JP Morgan,
				Morgan Keegan & Co., Salomon
				Smith Barney Inc., Tucker
				Anthony Cleary Gull, US
				Bancorp Piper Jaffray, Wachovia
				Sec, Wit Capital

Years of continuous
operation, including
predecessors		> 3 years					> 3 years				> 3 years

Security 			PLRX						BNBN					ETYS

Is the affiliate a
manager or co-manager
of offering?		no						no					no

Name of underwriter
or dealer from which
purchased			Goldman					n/a					n/a

Firm commitment?		yes						yes					yes

Trade date/Date of
Offering			10/6/1999					5/25/1999				5/20/1999

Total dollar amount
of offering sold
to QIBs			165,420,960 				$-   					$-

Total dollar amount of
any concurrent public
offering			96,000,000 					$450,000,000 			$166,400,000

Total				261,420,960 				$450,000,000 			$166,400,000

Public offering price	$16.00 					$18.00 				$20.00

Price paid if other
than public offering
price				same 						n/a					n/a

Underwriting spread or
commission			$1.12 (7%)					$1.08 (6%)				$1.35 (6.75%)

Shares purchased		800 						n/a					n/a

$ amount of purchase	$12,800.00 					n/a					n/a

% of offering purchased
by fund			0.00031%					n/a					n/a

% of offering purch by
assoc funds*		0.00027%					n/a					n/a

Total				0.00057%					n/a					n/a
* Only former MG funds
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